EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ONLINE RESOURCES CORPORATION
     It is hereby certified that:

FIRST:	The name of the corporation is Online Resources Corporation (the “Corporation”).

SECOND:	The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to increase the Common Stock of the Corporation and to eliminate the Series A Convertible Preferred Stock of the Corporation, no shares of Series A Convertible Preferred Stock being issued and outstanding.

THIRD:	The Amended and Restated Certificate of Incorporation of the Corporation, is hereby amended by striking out Article Fourth in its entirety and by substituting in lieu of the following:

“FOURTH: The total number of shares of capital stock of all classes which the company shall have authority to issue is seventy three million (73,000,000) shares of which seventy million (70,000,000) shares, of a par value of 1/100th of one cent ($.0001) per share shall be a class designated “Common Stock” and three million (3,000,000) shares of a par value of $.01 per share, shall be of a class designated Series Preferred Stock.

The Board of Directors is expressly authorized, from time to time, (1) to affix the number of shares of one or more series of Series Preferred Stock, (2) to determine the designation of any such series, (3) to determine or alter, without limitation or restriction, the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Series Preferred Stock and (4) within the limits or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.”

FOURTH:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.
     EXECUTED, effective as of this 14th day of June, 2005.

ONLINE RESOURCES CORPORATION

By:	/s/ Catherine A. Graham

Catherine A. Graham, Secretary